UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2008

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3349 Highway 138, Building D, Suite B

Wall, NJ 07719

(Address of principal executive offices)

(732) 359-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)         On November 17, 2008, BIO-key International, Inc. (the “Company”) and Francis J. Cusick, the Company’s Chief Financial Officer, agreed that Mr. Cusick would be leaving the Company as of such date.

(c)         On November 17, 2008, the Company appointed Thomas J. Colatosti to serve as acting Chief Financial Officer of the Company effective as of such date, while a search is conducted for Mr. Cusick’s replacement.

In connection with such appointment, the Company entered into a Compensation Agreement (the “Agreement”) with Mr. Colatosti, pursuant to which Mr. Colatosti will be paid $12,500 per month while serving as acting Chief Financial Officer.  A copy of the Agreement is furnished herewith as Exhibit 99.1.

Mr. Colatosti has served as a Director of the Company since September 2002 and as Chairman of the Board since January 3, 2003.  He served as Co-Chief Executive Officer of the Company from July 2005 to August 2006.  Mr. Colatosti also currently serves as the Chief Executive Officer of American Security Ventures, a Lexington, Massachusetts based consulting firm he founded which specializes in providing strategic management consulting services to emerging and developing companies in the homeland security industry.  From 1997 through June 2002, Mr. Colatosti served as the Chief Executive Officer of Viisage Technology, Inc., a publicly traded biometric technology company focusing on biometric face-recognition technology and delivering highly secure identification documents and systems.  Mr. Colatosti is an active industry security spokesperson testifying before Congressional Committees and advising the White House and other Federal security agencies on homeland security issues.  Since August 18, 2005, Mr. Colatosti has served as a Director and Chief Financial Officer of Good Harbor Partners Acquisition Corp., a publicly-traded blank check company formed to acquire businesses in the security sectors.

Item 9.01   Financial Statements and Exhibits

(d)           Exhibits:

99.1     Compensation Agreement, dated as of November 17, 2008, by and between the Company and Thomas J. Colatosti

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.
Date: November 20, 2008

	By:	/s/ Michael W. DePasquale
Michael W. DePasquale
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Compensation Agreement, dated as of November 17, 2008, by and between the Company and Thomas J. Colatosti